Exhibit 10.1

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	WELLS FARGO BANK, NATIONAL ASSOCIATION WF INVESTMENT HOLDINGS, LLC WELLS FARGO SECURITIES, LLC 550 South Tryon Street Charlotte, North Carolina 28202

CONFIDENTIAL

January 27, 2015

CommScope Holding Company, Inc.

CommScope, Inc.

1100 CommScope Place, SE

Hickory, North Carolina 28602

Attention: Mark A. Olson, Frank B. Wyatt, II

Project River

Commitment Letter

Ladies and Gentlemen:

You have advised (i) JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“JPMorgan”), (ii) Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), (iii) Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Cayman Islands Branch (“DBCI”) and Deutsche Bank Securities Inc. (“DBSI”) and (iv) Wells Fargo Bank, National Association (“Wells Fargo Bank”), WF Investment Holdings, LLC (“WFIH”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with JPMCB, JPMorgan, Bank of America, MLPF&S, DBNY, DBCI, DBSI, Wells Fargo Bank and WFIH, “we,” “us” or the “Commitment Parties”) that CommScope Holding Company, Inc., an entity organized under the laws of the State of Delaware (“Parent”) and CommScope, Inc., an entity organized under the laws of the State of Delaware and a subsidiary of Parent (“CommScope” and, together with Parent, “you”), intend to acquire (the “Acquisition”), directly or indirectly, all of the outstanding shares of capital stock of certain subsidiaries and assets, subject to certain liabilities, comprising the Telecom, Enterprise and Wireless business of an entity previously identified to us by you as “River” (the “Target”) from TE Connectivity Ltd., a Swiss Corporation (the “Seller”) through the acquisition by CommScope or one of its direct or indirect subsidiaries of controlling stock or limited liability company interests in certain entities agreed by Seller and the purchase of certain specified assets pursuant to the Acquisition Agreement (as defined in Exhibit A). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as Exhibits B and C (collectively, the “Term Sheets;” this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”). All references to “dollars” or “$” in this Commitment Letter are references to United States dollars.

1.	Commitments.

In connection with the Transactions, each of (a) JPMCB, Bank of America, DBNY and Wells Fargo Bank is pleased to advise you of its several, but not joint, commitment to provide, 37.3626%, 20.8791%, 20.8791% and 20.8791%, respectively, of the entire aggregate principal amount of the Incremental Term Loan Facility and (b) JPMCB, Bank of America, DBCI and WFIH is pleased to advise you of its several, but not joint, commitment to provide, 37.3626%, 20.8791%, 20.8791% and 20.8791%, respectively, of the entire aggregate principal amount of the Bridge Facility, in each case subject only to the satisfaction of the conditions referenced in Section 6 hereof. JPMCB, Bank of America, DBNY, DBCI, Wells Fargo Bank and WFIH, together with any other initial lender that becomes a party hereto pursuant to the first proviso in Section 2 hereof, are each referred to as an “Initial Lender” and, collectively, the “Initial Lenders”.

2.	Titles and Roles.

It is agreed that (i) JPMorgan, MLPF&S, DBSI and Wells Fargo Securities will act as joint lead arrangers for each of the Credit Facilities (the “Lead Arrangers”), (ii) JPMorgan, MLPF&S, DBSI and Wells Fargo Securities will act as joint bookrunners for each of the Credit Facilities (together with any other joint bookrunners appointed pursuant to this paragraph, each a “Joint Bookrunner” and, collectively with the Lead Arrangers, the “Joint Bookrunners”), (iii) JPMCB will act as administrative agent and collateral agent for the Incremental Term Loan Facility (in such capacity, the “Incremental Term Administrative Agent”), and (iv) JPMCB will act as administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and together with the Incremental Term Administrative Agent, the “Administrative Agents”). It is further agreed that (a) JPMorgan shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Incremental Term Loan Facility, and (b) JPMorgan shall have “left side” designation and shall appear on the top left of any Information Materials and all other offering or marketing materials in respect of the Bridge Facility. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree; provided that on or prior to the date that is 21 calendar days after the date hereof, you may appoint one or more additional joint bookrunners for the Credit Facilities and award such joint bookrunners additional agent or co-agent titles in a manner and with economics determined by you in consultation with the Joint Bookrunners (it being understood that, to the extent you appoint additional agents, co-agents or bookrunners or confer other titles in respect of any Credit Facility, such financial institution or affiliates thereof shall commit to providing a percentage of the aggregate principal amount of each of the Incremental Term Loan Facility and the Bridge Facility at least commensurate with the economics and fees awarded to such financial institution and its affiliates, and the commitments of the Initial Lenders on the date hereof in respect of the Credit Facilities will be reduced by the amount of the commitments of such appointed entities (or their relevant affiliates), with such reduction allocated to reduce the commitments of the Initial Lenders on the date hereof on a pro rata basis according to the respective amounts of their commitments, upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation and, thereafter, each such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” and “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided further that in no event shall the Initial Lenders party hereto on the date hereof receive, in the aggregate, less than 80.0% of the economics.

3.	Syndication.

The Joint Bookrunners reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Joint Bookrunners in consultation with you and reasonably acceptable to you (such consent not to be unreasonably withheld or delayed); provided that (a) we agree not to syndicate our commitments to (i) competitors of you, the Target and their respective subsidiaries specified to us by you in writing from time to time, (ii) any persons that are primarily engaged as principals in private equity, mezzanine financing or venture capital and certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified to us by you in writing on or prior to the date hereof and (iii) as to any entity referenced in each case of clauses (i) and (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known affiliates readily identifiable by name, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders and (b) notwithstanding the Joint Bookrunners’ right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the initial funding under the Credit Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of any Initial Lender’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities has occurred, (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Credit Facilities on the Closing Date has occurred and (iv) the Initial Lenders shall not assign prior to the Closing Date more than 49% of their aggregate commitments under the Bridge Facility without your consent (such consent not to be unreasonably withheld or delayed); provided that the preceding clauses (i) through (iv) shall not apply to any reduction of commitments in connection with the appointment of any additional bookrunner pursuant to Section 2 above.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. The Joint Bookrunners may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts it is their intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) 30 days following the Closing Date (such earlier date, the “Syndication Date”), you agree to assist the Joint Bookrunners in completing a syndication that is reasonably satisfactory to us and you. Such assistance shall be limited to (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) your providing direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to facilitate such contact between appropriate members of senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Target to assist) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure prior to or concurrent with the launch of syndication, at your expense, ratings (but not specific ratings) for the Credit Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating (but not specific ratings in either case) in respect of the Parent after giving effect to the Transactions from each of S&P and Moody’s, respectively (collectively, the “Ratings”), (e) the hosting, with the Joint Bookrunners, of one meeting of prospective Lenders at a time and location to be mutually agreed upon (and your using commercially reasonable efforts to cause certain officers of the Target to be available for such meeting) and (f) prior to the Closing Date, there being no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries (and your using commercially reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target and its subsidiaries) being offered, placed or arranged (other than any proposed increase in or replacement of the Existing ABL Credit Agreement (as defined on Exhibit A), the Credit Facilities and the Notes, replacements, extensions and renewals of existing indebtedness that matures prior to the Closing Date or any other indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement) without the consent of the Joint Bookrunners, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Credit Facilities or the offering of the Notes (it being understood that your, the Target’s and your and their respective subsidiaries’ ordinary course short term working capital facilities and ordinary course capital lease, purchase money and equipment financings will not materially impair the syndication of the Credit Facilities or the offering of the Notes). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in this paragraph shall constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date.

The Joint Bookrunners, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject, in each case, to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Joint Bookrunners in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Target to provide) to us all customary and reasonably available information with respect to you, the Target and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections prepared by you and/or by the Target and (to the extent prepared by the Target) reasonably available to you (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Bookrunners may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities. For the avoidance of doubt, you will not be required to provide (i) any financial information (other than the financial statements referenced in numbered paragraphs 4 and 5 of Exhibit D hereto) concerning the Target that the Target does not maintain in the ordinary course of business, (ii) any other information with respect to the Target not reasonably available to the Target under its current reporting systems or (iii) information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by you, the Target or any of your respective affiliates; provided that in the event that you do not provide information pursuant to clause (iii) in reliance on this sentence, you shall provide notice to the Joint Bookrunners that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Credit Facilities shall be those required to be delivered pursuant to Exhibit D hereto.

You hereby acknowledge that (a) the Joint Bookrunners will make available Information (as defined below), the Projections and other customary offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities (the “Information Memorandum”) (such Information, Projections, other offering and marketing material and the Information Memorandum (all of which, when taken as a whole, shall be in form and substance consistent with confidential information memoranda and other marketing materials for previous CommScope transactions, as modified to take into account the Transactions and updates with respect to CommScope and its subsidiaries), collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders who may be engaged in investment and other market-related activities with respect to you, the Seller or the Target or your or the Seller’s or Target’s respective securities that do not wish to receive material information with respect to you, the Seller, the Target or your or their securities that is not publicly available or has not been made available to investors in connection with a Rule 144A or public offering of the Parent’s, CommScope’s or the Target’s securities (“MNPI”) (and such Lenders each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”)).

At the reasonable request of the Joint Bookrunners, you agree to assist (and to use commercially reasonable efforts to cause the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that does not include MNPI (all such information and documentation being “Public Information”) to be used by Public Siders. It is understood that in connection with your assistance described above, you and, if applicable, at your option, the Target, shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any information that would be MNPI (other than information about the Transactions or the Credit Facilities) and the Information Materials shall exculpate you, the Target and us with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”). You agree that, unless expressly identified as “Public Information,” each document to be disseminated by the Joint Bookrunners (or any other agent) to any Lender in connection with the Credit Facilities will be deemed to contain MNPI and we will not make any such materials available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto), unless you advise the Joint Bookrunners in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Joint Bookrunners for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Credit Facilities’ terms and conditions and (c) drafts and final versions of the Incremental Term Loan Facility Documentation and the Bridge Facility Documentation (collectively, the “Facilities Documentation”). If you so advise us in writing (including by email) that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials from the Joint Bookrunners without your consent. You will be solely responsible for the contents of the Information Memorandum and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

4.	Information.

You hereby represent and warrant that, (a) to the best of your knowledge as to the Target and its subsidiaries and businesses, all written factual information and written data (other than the Projections and other than information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information relating to the Target and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Credit Facilities, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Credit Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances except as otherwise expressly agreed in writing.

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Joint Bookrunners to perform the services described herein are subject solely to (a) the conditions set forth in the immediately following paragraph, the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, solely in the case of the Incremental Term Loan Facility, and the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit C hereto, solely in the case of the Bridge Facility and (b) the conditions set forth in Exhibit D hereto and, upon satisfaction (or waiver by all Commitment Parties) of such conditions and the condition in the next succeeding paragraph, the initial funding of the Credit Facilities shall occur (except to the extent Notes are issued in lieu of the Bridge Facility or a portion thereof and the gross cash proceeds from the Notes are available to consummate the Transactions).

In addition, the commitments of the Initial Lenders hereunder are subject to (a) the execution and delivery by the applicable Borrower and the Guarantors, as applicable, of solely in the case of the Incremental Term Loan Facility, the Incremental Term Loan Facility Documentation, and solely in the case of the Bridge Facility (if applicable), the Bridge Facility Documentation, giving due regard to the Bridge Documentation Principles, and in each case, consistent with CommScope Precedent (as defined below), consistent with the Commitment Letter, the applicable Term Sheet and Fee Letter and otherwise mutually agreed to be customary and appropriate for transactions of this type for CommScope as described in the “Documentation” paragraph contained in Exhibit B hereto with respect to the Incremental Term Loan Facility Documentation and the “Documentation” paragraph contained in Exhibit C hereto with respect to the Bridge Facility Documentation, subject to the Conditionality Provision (as defined below) and (b) receipt of customary legal opinions, customary evidence of authorization, customary closing certificates and a solvency certificate of your chief financial officer in substantially the form of Annex I to Exhibit D hereto. For purposes of this Commitment Letter, the Term Sheets and the Fee Letter, the definitive documentation shall be consistent with CommScope Precedent and “CommScope Precedent” shall mean the definitive documentation for (i) the Amended and Restated Credit Agreement, dated as of January 14, 2011 (as amended, restated, supplemented or otherwise modified from time to time (it being agreed that any amendment, waiver, modification or consent to such agreement that is material and adverse to the interests of the Lenders or the Joint Bookrunners shall not be permitted without the prior written consent of the Joint Bookrunners), the “Existing Term Loan Credit Agreement”), in the case of the Incremental Term Loan Facility, (ii) the indentures governing the 5.000% senior notes due 2021 (the “2021 Notes”) and 5.500% senior notes due 2024 (the “2024 Notes” and, together with the 2021 Notes, the “OpCo Notes”) issued by CommScope on May 30, 2014, in the case of the Bridge Facility with changes to reflect the technical aspects of the Bridge Facility and (iii) the indentures governing the OpCo Notes, in the case of the Exchange Notes and the Notes; in each case including all agreements and documents relating to such facilities and financings and with (a) modifications as are necessary to reflect the other terms set forth in this Commitment Letter and the Fee Letter and to give due regard to that certain financial model prepared by CommScope dated January 20, 2015 and provided to the Joint Bookrunners prior to the date hereof, the operational and strategic requirements of the Parent and its subsidiaries (including as to the operational and strategic requirements of the Target and its subsidiaries) in light of their industries, businesses, geographic locations, business practices, financial accounting, proposed business plan, and the disclosure schedules to the Acquisition Agreement (in any case, except as set forth in the Term Sheets, such terms shall be no less favorable than the OpCo Notes, in the case of the Bridge Facility), (b) modifications to reflect the combined business and operations of Parent and the Target following the Acquisition, (c) modifications to reflect changes in law or accounting standards since the date of such precedent, (d) modifications to reflect administrative and operational requirements of the Bridge Administrative Agent and (e) with respect to the Bridge Facility, Extended Term Loans and the Exchange Notes, modifications as are necessary or appropriate to reflect that Andrew LLC and a corporate co-issuer, and not CommScope, are the co-borrowers or the co-issuers, as the case may be; provided that, in the case of the Incremental Term Loan Facility, the foregoing sentence shall be subject to the requirements and limitations of the Existing Term Loan Credit Agreement.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary (other than the immediately succeeding paragraph), (i) the only representations the making of which shall be a condition to the availability of the Credit Facilities on the Closing Date shall be (A) such of the representations made by the Seller with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right to terminate your (or its) obligations under the Acquisition Agreement, or the right to decline to consummate the Acquisition, as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in this Section 6, in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, solely in the case of the Incremental Term Loan Facility, and in the section entitled “Conditions to Initial Borrowings” in Exhibit C hereto, solely in the case of the Bridge Facility, and in Exhibit D hereto are satisfied or waived (it being understood that, to the extent any security interest in any collateral of the Target and its subsidiaries (to the extent required) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in equity securities of the entities comprising the Target and its subsidiaries (to the extent required under the terms of Exhibit B hereto) and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that stock certificates for the entities comprising the Target and its subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Seller after use of commercially reasonable efforts) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be provided and/or delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Incremental Term Administrative Agent and the Borrower acting reasonably). Those matters that are not covered by or made clear under the provisions of this Commitment Letter, the Term Sheets or the Fee Letter are subject to the approval and agreement of the Joint Bookrunners and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheets and customary and appropriate for transactions of this type consistent with the “Documentation” paragraph in Exhibit B hereto, in the case of the Incremental Term Loan Facility, and the “Documentation” paragraph in Exhibit C hereto, in the case of the Bridge Facility, and shall be subject to the Conditionality Provision. For purposes hereof, “Specified Representations” means the representations and warranties of the applicable Borrower, CommScope and Parent set forth in the Facilities Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery and enforceability and no violation of, or conflict with organizational documents of the applicable Borrower, CommScope and Parent, in each case, other than with respect to corporate or other organizational existence, related to the entering into and performance of the Facilities Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of you and your subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit D hereto), Federal Reserve margin regulations, the Investment Company Act, use of proceeds not violating OFAC, FCPA and PATRIOT Act, and subject to the provisions of this paragraph, creation, validity and perfection of security interests in the collateral (as required under the Existing Term Loan Credit Agreement). This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provision.”

Notwithstanding the foregoing paragraph, the funding of the Incremental Term Loan Facility shall also be subject to the conditions set forth in the Existing Term Loan Credit Agreement, including Section 2.17 thereof, unless otherwise amended or waived in accordance with the terms thereof.

7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective members, partners, officers, directors, employees, agents, advisors, controlling persons and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from this Commitment Letter (including the Term Sheets), the Fee Letter, the Acquisition Agreement, the Transactions, the Credit Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Target or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal fees and expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict, of another firm of counsel for all similarly affected Indemnified Persons) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates under this Commitment Letter, the Term Sheets or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Incremental Term Loan Facility or Bridge Facility) and (b) regardless of whether the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Bank Administrative Agent and Bridge Administrative Agent identified in the Term Sheets and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed) or retained in connection with enforcement of this Commitment Letter or the Fee Letter, in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith, gross negligence of, or a material breach of the obligations under this Commitment Letter, the Term Sheets or the Fee Letter by, such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Target or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the third immediately preceding paragraph.

It is further agreed that the Initial Lenders shall be liable in respect of their respective commitments to the Credit Facilities on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.

8.	Sharing of Information, Affiliate Activities, Other Matters.

None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Target and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Target, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Target, your and their management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Target on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not assert any claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

In addition, please note that J.P. Morgan Securities LLC has been retained by you as M&A advisor (in such capacity, the “M&A Advisor”) to you in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

9.	Confidentiality.

You agree that you will not disclose the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof to any person or entity without prior written approval of the Joint Bookrunners

(such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons and to actual and potential co-investors who are informed of the confidential nature hereof (and, in each case, each of their attorneys) on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter, the disclosure of which is governed by clause (vi) below) and the contents hereof to the Seller, the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons (and each of their attorneys), on a confidential and need to know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Credit Facilities, in any offering memoranda relating to the Notes or in connection with any public release or filing relating to the Transactions, (iii) you may disclose the Commitment Letter, Term Sheets and other exhibits and annexes to the Commitment Letter, and the contents thereof, to potential Lenders (but not the Fee Letter; provided that disclosure of the Fee Letter to potential Lenders shall be permitted to the extent in contemplation of adding such Lenders as additional agents, co-agents or bookrunners pursuant to Section 2 hereof) and to rating agencies in connection with obtaining ratings for the Parent and the Credit Facilities and Notes, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities and/or the Notes or in any public release or filing relating to the Transactions, (v) you may disclose this Commitment Letter and its contents (but not the Fee Letter) to the extent that such information becomes publicly available other than by reason of improper disclosure by you or your officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or actual co-investors in violation of any confidentiality obligations hereunder, and (vi) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders, pricing caps, economic flex terms and other economic terms), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential basis.

The Commitment Parties and their affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any of their respective members, partners, officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, advisors, controlling persons and other representatives (the “related parties”) thereto in violation of any confidentiality obligations owing to you, the Target or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided that such Commitment Party shall be responsible for the compliance of its controlled affiliates and Representatives with the provisions of this paragraph), (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Parent or any of its subsidiaries, subject to the proviso below, (h) for purposes of establishing a “due diligence” defense in connection with any proceeding related to the offering of the Notes, (i) to ratings agencies, in connection with obtaining the ratings described in Section 3 hereof, in consultation and coordination with you or (j) to the extent you shall have consented to such disclosure in writing; provided that (x) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (y) no such disclosure shall be made by such Commitment Party to any Disqualified Lender. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder. Notwithstanding anything to the contrary, this paragraph shall automatically terminate on the second anniversary hereof.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than in connection with the syndication of the Credit Facilities as contemplated hereunder), in each case, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit D) (and whether or not a Material Adverse Effect has occurred), (b) the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you have the right (without regard to any notice requirement) to terminate your obligations (or to refuse to consummate the acquisition) under the Acquisition Agreement and (c) whether the acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Credit Facilities and the commitment provided hereunder is subject to conditions precedent as provided herein, subject to the Conditionality Provision.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court sitting in the Borough of Manhattan in the City of New York, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the applicable Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the applicable Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication (if applicable), sharing of information, affiliate activities and other matters and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and

(b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or, on a pro rata basis, the Initial Lenders’ commitments with respect to the Credit Facilities (or portion thereof pro rata across the Credit Facilities) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on February 3, 2015. The Initial Lenders’ commitments and the obligations of the Joint Bookrunners hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) the consummation of the Acquisition with or without the funding of the Credit Facilities, (ii) the termination of the Acquisition Agreement in accordance with its terms without the funding of the Credit Facilities and (iii) five days after the End Date (as defined in the Acquisition Agreement as in effect on the date hereof). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Joint Bookrunners to provide the services described herein shall automatically terminate unless each of the Commitment Parties (each, as to itself) shall, in their discretion, agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Tina Ruyter
	Name:	Tina Ruyter
	Title:	Executive Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Raj Kapadia
	Name:	Raj Kapadia
	Title:	Managing Director

[Project River Commitment Letter Signature Page]

BANK OF AMERICA, N.A.

By:	/s/ Douglas M. Ingram
	Name:	Douglas M. Ingram
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Douglas M. Ingram
	Name:	Douglas M. Ingram
	Title:	Managing Director

[Project River Commitment Letter Signature Page]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Nikko Hayes
	Name:	Nikko Hayes
	Title:	Managing Director

By:	/s/ Ian Dorrington
	Name:	Ian Dorrington
	Title:	Managing Director

DEUTSCHE BANK CAYMAN ISLANDS BRANCH

By:	/s/ Nikko Hayes
	Name:	Nikko Hayes
	Title:	Managing Director

By:	/s/ Ian Dorrington
	Name:	Ian Dorrington
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Nikko Hayes
	Name:	Nikko Hayes
	Title:	Managing Director

By:	/s/ Ian Dorrington
	Name:	Ian Dorrington
	Title:	Managing Director

[Project River Commitment Letter Signature Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Tray Jones
	Name:	Tray Jones
	Title:	Director

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Scott Yarbrough
	Name:	Scott Yarbrough
	Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Jake Potkovich
	Name:	Jake Potkovich
	Title:	Managing Director

[Project River Commitment Letter Signature Page]

Accepted and agreed to as of the date first above written:

COMMSCOPE HOLDING COMPANY, INC.

By:	/s/ Mark A. Olson
	Name:	Mark A. Olson
	Title:	EVP & CFO

COMMSCOPE, INC.

By:	/s/ Mark A. Olson
	Name:	Mark A. Olson
	Title:	EVP & CFO

[Project River Commitment Letter Signature Page]

EXHIBIT A

Project River

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

CommScope intends to consummate the Acquisition pursuant to the Acquisition Agreement (as defined below).

In connection with the foregoing, it is intended that:

(a) CommScope will directly or indirectly pay cash consideration (the “Cash Consideration”) to Seller.

(c) Pursuant to the stock and asset purchase agreement (together with all exhibits and schedules thereto, collectively, the “Acquisition Agreement”) to be entered into among the Seller, Parent and CommScope, CommScope will consummate the Acquisition and, if applicable, the other transactions described therein or related thereto.

(d) The Borrower (as such term is defined in Exhibit B to the Commitment Letter) will obtain $1,500.00 million (less the amount of Notes and/or secured notes of the Co-Issuers in excess of $1,500 million issued in each case on the Closing Date (or prior to the Closing Date to the extent the proceeds are available to consummate the Transactions)) in a senior secured incremental term loan facility described in Exhibit B to the Commitment Letter (the “Incremental Term Loan Facility”).

(e) Andrew LLC and a direct or indirect wholly owned domestic subsidiary of CommScope acting as a corporate co-issuer (collectively, the “Co-Issuers”) will, at their option, (i) issue and sell senior unsecured notes (the “Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding $1,500.00 million in gross cash proceeds (less the amount of Incremental Term Loans in excess of $1,500 million made on the Closing Date (or prior to the Closing Date to the extent the proceeds are available to consummate the Transactions)), or (ii) if and to the extent that less than $1,500.00 million of Notes are issued on or prior to the Closing Date, or to the extent that the gross cash proceeds of such Notes are not available to consummate the Transactions, obtain $1,500.00 million (less the amount of Incremental Term Loans in excess of $1,500 million made on the Closing Date (or prior to the Closing Date to the extent the proceeds are available to consummate the Transactions)) of senior unsecured bridge loans (less the

A-1

gross cash proceeds received by the Co-Issuers from the Notes issued on or prior to the Closing Date, the proceeds of which are available to consummate the Transactions) (the “Initial Bridge Loans”) under a senior unsecured credit facility described in Exhibit C to the Commitment Letter (the “Bridge Facility” and, collectively with the Incremental Term Loan Facility, the “Credit Facilities”).

(f) At the Borrower’s option, (i) the Borrower will seek to increase the aggregate commitments under its Revolving Credit and Guaranty Agreement, dated as of January 14, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing ABL Credit Agreement”) by up to $150 million, and/or (ii) the Borrower may seek certain amendments to the Existing Term Loan Credit Agreement.

(g) All existing third party indebtedness for borrowed money of the Target and its subsidiaries (other than, (i) ordinary course capital leases, purchase money indebtedness, equipment financings, customer financings and related guarantees, hedging obligations and related guarantees and other ordinary short term working capital facilities, (ii) indebtedness permitted to remain outstanding or be incurred prior to the Closing Date under the Acquisition Agreement, (iii) intercompany indebtedness and (iv) certain other limited indebtedness that the Lead Arrangers and CommScope reasonably agree may remain outstanding after the Closing Date) will be repaid, redeemed, repurchased, defeased, discharged, refinanced or terminated (or notice for the repayment or redemption thereof will be given to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy and discharge in full the obligations under any related indentures or notes), and all related guarantees and security interests will be terminated and released (the “Refinancing”).

(h) The proceeds of the Cash Consideration, the Notes, if any, and the Credit Facilities (to the extent borrowed on the Closing Date) will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions and (iii) to the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions.”

A-2

EXHIBIT B

Project River

Incremental Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	CommScope, Inc. (the “Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:
JPMorgan Chase Bank, N.A. will act as sole administrative agent and sole collateral agent for a syndicate of banks, financial institutions and other entities (excluding any Disqualified Lender and subject to the reasonable approval of the Borrower) (together with the Initial Lenders, the “Incremental Term Loan Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:
JPMorgan, MLPF&S, DBSI and Wells Fargo Securities will act as a joint lead arrangers and joint bookrunners for the Incremental Term Loan Facility and will perform the duties customarily associated with such roles.

Syndication Agent:	A financial institution or institutions to be designated by the Borrower.

Documentation Agent:	A financial institution or institutions to be designated by the Borrower.

Incremental Term Loan Facility:	A senior secured incremental term loan facility (the “Incremental Term Loan Facility”) in an aggregate principal amount of $1,500.00 million (or such lesser amount as set forth in Exhibit A) (the loans thereunder, the “Incremental Term Loans”).

Purpose:	The proceeds of borrowings under the Incremental Term Loan Facility will be used by the Borrower on the Closing Date, together with the proceeds from the incurrence of the Bridge Facility and/or the Notes and the Cash Consideration, to pay the Acquisition Costs.

[1]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Availability:	The Incremental Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Incremental Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	As set forth on Annex I hereto.

Default Rate:	Same as Existing Term Loan Credit Agreement.

Final Maturity and Amortization:	The Incremental Term Loan Facility will mature on the date that is 7 years after the Closing Date and will amortize in equal quarterly installments, commencing with the last day of the first full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1% of the original principal amount of the Incremental Term Loan Facility, with the balance payable on the seventh anniversary of the Closing Date; provided that individual Incremental Term Loan Lenders may agree to extend the maturity date of all or a portion of the outstanding Incremental Term Loans on terms consistent with the Existing Term Loan Credit Agreement.

Guarantees:	Same as Existing Term Loan Credit Agreement; provided that in accordance with the requirements of the Existing Term Loan Credit Agreement, the Target and each of its wholly-owned domestic subsidiaries (subject to the Conditionality Provisions and exceptions for “excluded subsidiaries” provided for under the Existing Term Loan Credit Agreement) shall accede as guarantors. Each entity providing a guarantee shall be a “Guarantor”.

Security:	Same as Existing Term Loan Credit Agreement; provided that in accordance with the requirements of the Existing Term Loan Credit Agreement the collateral shall include a lien on substantially all assets, and pledge of the equity securities, of the Target and each of its domestic subsidiaries (subject to the Conditionality Provisions and certain exceptions and relative priority as provided under the Existing Term Loan Credit Agreement).

Mandatory Prepayments:	Same as Existing Term Loan Credit Agreement (including as amended prior to or concurrently with the funding of the Incremental Term Loans in accordance with this Commitment Letter).

Voluntary Prepayments:	Same as Existing Term Loan Credit Agreement, provided, that in the event that a Repricing Transaction (as defined in the Existing Term Loan Credit Agreement) with respect to the Incremental Term Loans occurs on or prior to the date that is six months after the Closing Date, a 1.00% prepayment premium shall be paid on the principal amount of such Incremental Term Loans prepaid, repaid, assigned or subject to an amendment.

Documentation:	The definitive documentation for the Incremental Term Loan Facility (the “Incremental Term Loan Facility Documentation”) will consist of an amendment to the Existing Term Loan Credit Agreement, in accordance with the terms of Section 2.17(d) thereof. For the avoidance of doubt the Incremental Term Loans shall benefit from the “MFN” provisions in Sections 2.16 and 2.17 of the Existing Term Loan Credit Agreement.

Representations and Warranties:	Same as Existing Term Loan Credit Agreement.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Incremental Term Loan Facility on the Closing Date will be subject solely to the conditions in Section 6 of the Commitment Letter, the conditions set forth in Section 2.17(d) of the Existing Term Loan Credit Agreement, and the conditions set forth in Exhibit D of the Commitment Letter.

Affirmative Covenants:	Same as Existing Term Loan Credit Agreement.

Negative Covenants:	Same as Existing Term Loan Credit Agreement.

Financial Covenant:	None.

Unrestricted Subsidiaries:	Same as Existing Term Loan Credit Agreement.

Events of Default:	Same as Existing Term Loan Credit Agreement.

Voting:	Same as Existing Term Loan Credit Agreement.

Cost and Yield Protection:	Same as Existing Term Loan Credit Agreement.

Assignments and Participations:	Same as Existing Term Loan Credit Agreement.

Expenses and Indemnification:	Same as Existing Term Loan Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Bank Administrative Agent, Lead Arrangers and Joint Bookrunners:	Simpson Thacher & Bartlett LLP.

ANNEX I to

EXHIBIT B

Interest Rates:	The interest rates under the Incremental Term Loan Facility will be, at the option of the Borrower, Adjusted LIBOR plus 3.50% or ABR plus 2.50%, provided that if the Ratings are Downgraded, such rates will increase to Adjusted LIBOR plus 3.75% or ABR plus 2.75%. “Downgraded” shall mean either (a) in the case of a corporate rating, a reduction in the rating from Moody’s or S&P from the rating as of the date hereof or (b) in the case of the rating for the term loans (including the Incremental Term Loans) under the Existing Term Loan Credit Facility, receipt of either a rating from Moody’s below Ba2 or a rating from S&P below BB+.

Interest will be calculated on terms consistent with the Existing Term Loan Credit Agreement.

There shall be a minimum Adjusted LIBOR (i.e., Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 0.75% per annum.

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EXHIBIT C

Project River

Bridge Facility

Summary of Principal Terms and Conditions2

Bridge Borrowers:	Andrew LLC (the “Issuer”) and the Co-Issuer (together with the Issuer and solely as used in this Exhibit C, collectively the “Bridge Borrowers”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Bridge Administrative Agent:	JPMCB will act as sole administrative agent for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Bridge Borrowers (excluding Disqualified Lenders and subject to the reasonable approval of the Bridge Borrowers) (together with the Initial Lenders, the “Bridge Lenders”), and will perform the duties customarily associated with such role.

Lead Arrangers and Joint Bookrunners:	JPMorgan, MLPF&S, DBSI and Wells Fargo Securities will act as joint lead arrangers and joint bookrunners for the Bridge Facility and will perform the duties customarily associated with such roles.

Syndication Agent:	A financial institution or institutions to be designated by the Bridge Borrowers.

Documentation Agent:	A financial institution or institutions to be designated by the Bridge Borrowers.

Initial Bridge Loans:	The Bridge Lenders will make Initial Bridge Loans to the Bridge Borrowers on the Closing Date in an aggregate principal amount of up to $1,500 million minus any gross cash proceeds from the Notes issued by the Bridge Borrowers on or prior to the Closing Date, which proceeds are available to consummate the Transactions on the Closing Date.

[2]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Availability:	The Bridge Lenders will make the Initial Bridge Loans on the Closing Date in a single drawing contemporaneously with the consummation of the Acquisition and the initial funding under the Incremental Term Loan Facility.

Purpose:	The proceeds of borrowings of the Initial Bridge Loans will be used by the Bridge Borrowers on the Closing Date, together with the proceeds of borrowings under the Incremental Term Loan Facility, the Cash Consideration and the proceeds of the issuance of the Notes, if any, to pay the Acquisition Costs.

Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) shall, except as expressly set forth in this Term Sheet, be based on and consistent with CommScope Precedent, and will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet (subject to modification in accordance with the “market flex” provisions of the Fee Letter), and other terms and provisions to be mutually agreed upon and consistent with CommScope Precedent, the definitive terms of which will be negotiated in good faith giving due regard to CommScope Precedent, and shall be otherwise consistent with this Term Sheet (the provisions of such facility being referred to collectively as the “Bridge Documentation Principles”).

Ranking:	The guarantee of the Initial Bridge Loans by CommScope will rank pari passu in right of payment with the Incremental Term Loan Facility and other senior indebtedness of CommScope.

Guarantees:	The Initial Bridge Loans will be jointly and severally guaranteed by CommScope and each Guarantor (as defined in Exhibit B to the Commitment Letter) other than the Parent on a senior basis (such guarantees, the “Bridge Guarantees”). The Bridge Guarantees (other than the guarantee of CommScope) will automatically be released upon the release of the corresponding guarantees of the Incremental Term Loan Facility (except in the case of repayment in full or termination of the Incremental Term Loan Facility). The Bridge Guarantees will rank pari passu in right of payment with guarantees of the Incremental Term Loan Facility.

Initial Maturity:	All Initial Bridge Loans will have an initial maturity date that is the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date, such Initial Bridge Loans shall automatically be extended into senior unsecured term loans (“Extended Term Loans”), in each case, due on the date that is 10 years after the Closing Date (the “Extended Maturity Date”) having the terms set forth on Annex C-I hereto. The date on which Initial Bridge Loans are extended as Extended Term Loans is referred to as the “Extension Date.” At any time or from time to time on or after the Extension Date, at the option of the Bridge Lenders and subject to the conditions set forth in Annex C-II hereto, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (“Exchange Notes”) having an equal principal amount and having the terms set forth in Annex C-II hereto.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.

Interest Rates:	Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below) plus 600 basis points (the “Initial Margin”). Each Initial Margin will increase by an additional 50 basis points on the date that is 3 months after the Closing Date and an additional 50 basis points at the end of each additional 3-month period thereafter; provided that at no time shall the interest rate in effect on the Initial Bridge Loans exceed the Total Cap (as defined in the Fee Letter) excluding interest at the default rate as described below.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” on any date, means the greater of (i) 0.75% per annum and (ii) the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for an interest period of one, two, three or six months, as selected by the Bridge Borrowers, appearing on the LIBOR01 Page, in the case of Initial Bridge Loans, published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period.

Interest Payments:	Interest will be payable (or shall accrue) in arrears at the end of each fiscal quarter of the Bridge Borrowers following the Closing Date and on the Initial Bridge Loan Maturity Date.

Default Rate:	With respect to overdue principal, interest and other overdue amounts, the applicable interest rate plus 2.00% per annum.

Mandatory Prepayment:	Consistent with the Bridge Documentation Principles and subject to the mandatory prepayment provisions of the Incremental Term Loan Facility, the Bridge Borrowers will be required to prepay the Initial Bridge Loans on a pro rata basis (or in the case of clause (i) below on the basis described in such clause) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Securities (as defined in the Fee Letter) pursuant to a Securities Demand (as defined in the Fee Letter) for the Initial Bridge Loans; provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Bridge Borrowers pursuant to a Securities Demand at an issue price above the level at which such Bridge Lender or affiliate has determined such debt securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Bridge Borrowers thereof), the net cash proceeds received by the Bridge Borrowers in respect of such debt securities may, at the option of such Bridge Lender or affiliate, be applied first to repay the Initial Bridge Loans of such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to repay Initial Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Bridge Borrowers) prior to being applied to prepay the Initial Bridge Loans held by other Bridge Lenders; (ii) the net cash proceeds from the issuance of equity interests by, or equity contributions to, the Parent (other than equity contributed by The Carlyle Group, management or their respective affiliates, equity contributed pursuant to employee stock plans and other exceptions to be agreed) and (iii) the net cash proceeds from any non-ordinary course asset sales or dispositions by CommScope or any restricted subsidiary, in excess of an amount to be agreed and subject to the right of the Bridge Borrowers to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 15 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Bridge Facility Documentation, in the case of any such prepayments pursuant to the foregoing clauses (ii) and (iii) above with exceptions and baskets consistent with the Bridge Documentation Principles, including, but not limited to, exceptions and baskets no more restrictive than those applicable to the Incremental Term Loan Facility.

Prepayments from subsidiaries’ asset sale proceeds will be limited under the Bridge Facility Documentation to the extent such prepayments would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation.

The Bridge Borrowers will also be required to offer to prepay the Initial Bridge Loans following the occurrence of a change of control (with “change of control” defined in a manner consistent with CommScope Precedent) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:	The Initial Bridge Loans may be prepaid at any time, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty (but with breakage costs related to prepayments not made on the last day of the relevant interest period), upon not less than one business days’ prior written notice, at the option of the Bridge Borrowers at any time.

Conditions to Initial Borrowings:	The availability of the initial borrowing under the Bridge Facility on the Closing Date shall be conditioned solely upon the satisfaction of the applicable conditions set forth in Section 6 of the Commitment Letter and Exhibit D to the Commitment Letter.

Representations and Warranties:	The Bridge Facility Documentation will contain representations and warranties as are substantially similar to those in the Incremental Term Loan Facility Documentation with modifications necessary to reflect differences in documentation and consistent with the Bridge Documentation Principles, but in any event are no less favorable to CommScope than those in the Incremental Term Loan Facility, including as to exceptions and qualifications.

Covenants:	The Bridge Facility Documentation will contain such affirmative and “high yield” style incurrence-based negative covenants with respect to CommScope and its restricted subsidiaries (including the Bridge Borrowers) as are consistent with CommScope Precedent and the Bridge Documentation Principles, the definitive terms of which will be negotiated in good faith, and, in no event, except as set forth herein, be more restrictive than the corresponding covenants in the Incremental Term Loan Facility; provided that the covenants governing debt incurrence and restricted payments may be more restrictive than those of the Extended Term Loans and the Exchange Notes prior to the Extension Date; provided, however that the covenants shall permit the Limited Condition Acquisition provisions set forth in the Incremental Term Loan Facility.

Financial Maintenance Covenants:	None.

Events of Default:	The Bridge Facility Documentation will contain such events of default (including grace periods and threshold amounts) consistent with CommScope Precedent and the Bridge Documentation Principles.

Cost and Yield Protection:	The Bridge Facility Documentation will include customary tax gross-up, cost and yield protection provisions consistent with CommScope Precedent (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III).

Assignments and Participation:	Subject to the prior approval of the Bridge Administrative Agent, the Bridge Lenders will have the right (except to Disqualified Lenders as provided below) to assign all or, subject to minimum amounts to be agreed, a portion of its Initial Bridge Loans after the Closing Date in consultation with, but without the consent of, the Bridge Borrowers; provided, however, that prior to the Initial Bridge Loan Maturity Date, unless a Demand Failure Event (as defined in the Fee Letter) or a payment or bankruptcy event of default has occurred and is at such time continuing, the consent of the Bridge Borrowers (not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Lenders would hold, in the aggregate, less than 51% of the outstanding Initial Bridge Loans.

The Bridge Lenders will have the right to participate their Initial Bridge Loans to other financial institutions (except to Disqualified Lenders as provided below); provided that no purchaser of participations shall have the right to exercise or to cause the selling Bridge Lender to exercise voting rights in respect of the Bridge Facility (except as to certain customary issues). Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions. Assignees and, to the extent the list of Disqualified Lenders has been made available to the Lenders, participants may not include Disqualified Lenders.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Bridge Lenders holding more than 50% of the outstanding Initial Bridge Loans, except that (a) the consent of each directly and adversely affected Bridge Lender will be required for (i) reductions of principal, interest rates or the applicable margin (provided that waiver of a non-payment default or change to financial ratios shall not constitute a reduction of interest for this purpose) or fees or extensions of the dates for scheduled payment of principal or interest (but not by virtue of a waiver or amendment to the terms of any mandatory prepayment or any obligation to pay the Default Rate, any waiver or any change to a financial ratio), (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date and (iii) subject to certain exceptions consistent with CommScope Precedent and the Bridge Documentation Principles, releases of all or substantially all of the Guarantors (other than in connection with any release or sale of the relevant Guarantor permitted by the Incremental Term Loan Facility Documentation or the Bridge Facility Documentation) and (b) the consent of 100% of the Bridge Lenders will be required with respect to modifications to any of the voting percentages.

Expenses and Indemnification:	The Bridge Borrowers shall pay, regardless of whether the Closing Date occurs, all reasonable and documented out-of-pocket costs and expenses of the Bridge Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Initial Bridge Loans and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Bridge Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein (and, if reasonably necessary, any special or local counsel in jurisdictions material to the interests of the Bridge Lenders and, in the case of any actual or perceived conflict of interest, one additional counsel) or otherwise retained with the Bridge Borrowers’ consent (such consent not to be unreasonably withheld or delayed)).

The Bridge Borrowers and the Guarantors, jointly and severally, will indemnify the Bridge Administrative Agent, the Commitment Parties and the Bridge Lenders and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel for all indemnified persons and, if reasonably necessary, one firm of local counsel in jurisdictions material to the interests of the Bridge Lenders) (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Bridge Borrowers of such conflict, of one additional firm of counsel (and local counsel) in each relevant jurisdiction to each group of similarly affected indemnified persons) and all losses, claims, damages and liabilities of the indemnified persons arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Bridge Borrowers, their equity holders, its affiliates, creditors or any other third person), that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that no indemnified person (and none of its affiliates and its and their respective officers, directors, employees, advisors, agents, controlling persons and other representatives) will be indemnified for any loss, claim, damage, cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its controlled affiliates or controlling persons or any of its or their respective officers, directors, employees, advisors, agents or other representatives of any of the foregoing, (ii) any material breach of the Bridge Facility Documentation by such person or any of its controlled affiliates, (iii) any dispute between or among indemnified persons (other than disputes involving claims against the Bridge Administrative Agent in its capacity as such) and (iv) settlements effected without the Bridge Borrowers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Governing Law and Forum:	New York.

Counsel to the Bridge Administrative Agent, Lead Arrangers and Joint Bookrunners:	Simpson Thacher & Bartlett LLP.

ANNEX C-I

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the Extended Maturity Date.

Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum equal to the Total Cap (excluding interest at the default rate as described below).

Interest Payment:	Interest shall be payable in arrears semi-annually commencing on the date that is six months following the Initial Bridge Loan Maturity Date and ending on the Extended Maturity Date, computed on the basis of a 360-day year.

Default Rate:	With respect to overdue principal and interest, the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Initial Bridge Loans.

Guarantees:	Same as the Initial Bridge Loans.

Security:	Same as the Initial Bridge Loans.

Covenants, Defaults, Offers to Repurchase and Voting:	Upon and after the Extension Date, the covenants, offers to repurchase (other than with respect to a change of control, with “change of control” defined in a manner consistent with CommScope Precedent and which shall be at 100% of the aggregate principal amount), defaults and voting provisions that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Facility Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par without premium or penalty, plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Bridge Borrowers at any time.

Conditions to Conversion to Extended Term Loans:	None.

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Governing Law and Forum:	State of New York.

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ANNEX C-II

Exchange Notes

Issuer:	The Co-Issuers, in their capacity as the issuers of the Exchange Notes.

Issue:	The Exchange Notes will be issued under indentures in forms and on terms (other than as set forth herein) consistent with CommScope Precedent.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Extension Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. The Bridge Borrowers may defer the first issuance of Exchange Notes until such time as the Bridge Borrowers shall have received requests to issue an aggregate of at least $250.0 million in aggregate principal amount of Exchange Notes, in the case of the Extended Term Loans and shall not be required to issue Exchange Notes more than a number of times to be agreed in any calendar month.

Maturity:	The Exchange Notes will mature on the date that is 10 years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Default Rate:	With respect to overdue principal and interest, the applicable interest rate plus 2.00% per annum.

Ranking:	Same as Initial Bridge Loans and Extended Term Loans.

Guarantees:	Same as Initial Bridge Loans and Extended Term Loans with changes consistent with CommScope Precedent.

Security:	Same as corresponding Initial Bridge Loans and Extended Term Loans.

Offer to Purchase from Asset Sale Proceeds:	The Co-Issuers will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus

C-II-1

accrued and unpaid interest to the date of repurchase with the net cash proceeds from any non-ordinary course asset sales or dispositions by CommScope or any restricted subsidiary in excess of amounts either reinvested in the business of CommScope or its restricted subsidiaries or paid to lenders under the Existing Term Loan Credit Agreement or the holders of certain other indebtedness, with such proceeds being applied to the Extended Term Loans, the Exchange Notes and the Notes in a manner to be agreed, subject to other exceptions and baskets consistent with CommScope Precedent and in any event not less favorable to the Co-Issuers than those applicable to the Bridge Facility (including the right to reinvest proceeds (or commit to reinvest proceeds) within 15 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days) and the Incremental Term Loan Facility.

Offer to Purchase upon Change of Control:	The Co-Issuers will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control (with “change of control” defined in a manner consistent with CommScope Precedent) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Co-Issuers shall redeem such Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:	In the case of Exchange Notes held by an Initial Lender under the Bridge Facility or any affiliate of any Initial Lender (other than an Asset Management Affiliate (as defined below) and Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market-making activities as reasonably documented and identified as such by such Initial Lender), the Co-Issuers may redeem such Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. The redemption provisions of the Exchange Notes will provide for non-ratable voluntary redemptions of Exchange Notes held by the Initial Lenders and their affiliates (other than Asset Management Affiliates and Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities as reasonably documented and identified by such Initial Lender) at such prices for so long as such Exchange Notes are held by them.

C-II-2

Except as set forth below, Exchange Notes held by any party that is not an Initial Lender under the Bridge Facility and is not affiliated with any such Initial Lender (but including Exchange Notes held by bona fide investment funds and entities that manage assets on behalf of unaffiliated third-parties (the “Asset Management Affiliates”) and Exchange Notes acquired by any Initial Lender or any affiliate thereof pursuant to bona fide open market purchases from third parties or market-making activities as reasonably documented and identified as such by such Initial Lender) will be non-callable until the fifth anniversary of the Closing Date. Thereafter, each such Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date thereafter to zero at two years prior to maturity.

Prior to the fifth anniversary of the Closing Date, the Co-Issuers may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fifth anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Co-Issuers may redeem up to 40% of such Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Exchange Notes; provided that at least 50% of the original aggregate principal amount of the Exchange Notes remain outstanding after each such redemption.

The optional redemption provisions will be otherwise customary for high yield debt securities and consistent with CommScope Precedent.

Defeasance and Discharge Provisions:	Customary for high yield debt securities and consistent with CommScope Precedent.

Modification:	Customary for high yield debt securities and consistent with CommScope Precedent.

C-II-3

Registration Rights:	None (144A-for-life).

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Customary for high yield debt securities and consistent with CommScope Precedent (including in respect of baskets and carveouts to such covenants); provided that, subject to the “market flex” provisions of the Fee Letter relating to the Exchange Notes, such covenants shall be no more restrictive than the corresponding covenants in the Bridge Facility or Incremental Term Loan Facility (including, without limitation, with respect to financial reporting (consistent with the Opco Notes), acquisitions, dispositions and restricted payments and shall permit the Limited Condition Acquisition provisions set forth in the Incremental Term Loan Facility Documentation). For the avoidance of doubt, there shall be no financial maintenance covenants.

Events of Default:	Customary for high yield debt securities and consistent with CommScope Precedent.

Governing Law and Forum:	State of New York.

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EXHIBIT D

Project River

Summary of Additional Conditions3

The initial borrowings under the Incremental Term Loan Facility and the Bridge Facility, as the case may be, shall be subject to the following conditions:

1. Between the date hereof and the Closing Date, there has been no Material Adverse Effect. “Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would reasonably be expected to (A) result in a material adverse effect on the business, condition (financial or otherwise), assets (including intangible assets and rights) or results of operations of the Business, other than, for purposes of this clause (A) only, (X) any event, circumstance, development, change or effect resulting from the following: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles (including GAAP); (iii) changes affecting industries, markets or geographical areas in which the Business operates; (iv) the announcement or pendency of the transactions contemplated by this Agreement or other communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business; (v) the consummation of the transactions contemplated by this Agreement or any actions by Purchaser or Seller expressly required pursuant to this Agreement (other than actions required pursuant to Section 5.2(a)(i) of the Acquisition Agreement); (vi) actions prohibited under Section 5.2 of the Acquisition Agreement to which Purchaser gave its prior written consent; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date of this Agreement; or (viii) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or disposition of operations, divisions, businesses, product lines, customers or assets arising from Purchaser’s compliance with its obligations under Section 5.4 of the Acquisition Agreement, except, in the case of the foregoing clauses (i), (ii), (iii) or (vii), to the extent such changes or developments referred to therein have a materially disproportionate impact on the Business as compared to other companies with businesses similar to the Business or (Y) any failure by the Business to meet any internal projections or forecasts and seasonal changes in the results of operations of the Business (provided that the underlying causes of such failure (subject to clauses (i)-(viii) of this definition)

[3]	Capitalized terms used in this Exhibit D shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”) and the other Exhibits attached to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

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shall be considered in determining whether a “Material Adverse Effect” has occurred) or (B) materially impair or delay beyond the End Date the ability of the Seller (or the Seller Entities) to consummate the transactions contemplated by this Agreement. Capitalized terms in the preceding definition are used as defined in the Acquisition Agreement in effect on the date hereof.

2. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Credit Facilities and/or the issuance (or release from escrow, if applicable) of the Notes, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the Lenders or the Joint Bookrunners without the prior consent of the Joint Bookrunners (such consent not to be unreasonably withheld, delayed or conditioned). The Joint Bookrunners hereby acknowledge that they are satisfied with the executed Acquisition Agreement, dated as of the date hereof, and the disclosure schedules and exhibits thereto. For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Joint Bookrunners; provided that (i) any increase in the purchase price shall be funded solely by an increase in the amount of Cash Consideration and (ii) any reduction of the purchase price shall reduce on a dollar-for-dollar basis the amounts to be funded under the Bridge Facility. Subject to the Conditionality Provision, the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects.

3. The Refinancing shall have been consummated substantially concurrently with the funding of the Incremental Term Loan Facility.

4. The Joint Bookrunners shall have received (a) audited consolidated balance sheets of the Parent and its subsidiaries and the Target and its subsidiaries and, in each case, the related consolidated statements of income, stockholders’ equity and cash flows of the Parent and its subsidiaries and the Target and its subsidiaries for the fiscal years ended December (in the case of the Parent) and September (in the case of the Target) 2012 (other than with respect to the audited consolidated balance sheet of the Target and its subsidiaries), 2013 and 2014 and, in the case of the Parent for any other fiscal year ended at least 90 days prior to the Closing Date and, in the case of the Target such audited financial statements of the Target for its fiscal year ended September 2015 if the Closing Date occurs 90 days or more after September 25, 2015 and (b) unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and cash flows of the Parent and its subsidiaries and the Target and its subsidiaries for each subsequent fiscal quarter ending after December 2014 (in the case of the Parent) and September 2013 (in the case of the Target) and ended at least 45 days prior to the Closing Date (other than any fiscal fourth quarter). The Joint Bookrunners hereby acknowledge receipt of the financial statements in the foregoing clause (a) in the case of the Parent, for the fiscal years ended December 2012 and 2013, and in the case of the Target, for the fiscal years ended September 28, 2012 and September 27, 2013, and in the foregoing clause (b) in the case of the Target, for the fiscal quarters ended December 26, 2013, March 27, 2014 and June 27, 2014.

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5. The Joint Bookrunners shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent and its consolidated subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the end of such most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared so as to give effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.

6. With respect to the Incremental Term Loan Facility, (i) subject in all respects to the Conditionality Provision, all documents and instruments required to create and perfect the Incremental Term Administrative Agent’s first priority security interest in the collateral of the Target and its subsidiaries shall have been executed and delivered to the Incremental Term Administrative Agent and, if applicable, be in proper form for filing and (ii) the conditions set forth in Section 2.17(d) of the Existing Term Loan Credit Agreement shall be satisfied or waived in accordance with the requirements of the Existing Term Loan Credit Agreement.

7. The Initial Lenders shall have received at least three business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by such Initial Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8. All fees required to be paid on the Closing Date pursuant to the Term Sheets and Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least five (5) business days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall, upon the initial borrowing under the Credit Facilities, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

9. With respect to the Bridge Facility, you shall have provided the Investment Bank (as defined in the Fee Letter) with an offering memorandum suitable for use in a customary (for high yield debt securities consistent with CommScope Precedent and the Term Sheets) “high yield road show” relating to the offering of the Notes in a form customary for offerings under Rule 144A by affiliates of the Parent, including discussion of Parent and the Target, financial statements, pro forma financial statements and other financial data of the type and form customarily included in offering memoranda customarily used in Rule 144A offerings and in form and substance necessary for the Investment Bank to receive customary (for high yield debt securities consistent with CommScope Precedent) “comfort” from the independent auditors of Parent and the Target (including “negative assurance” comfort from independent auditors of Parent and the Target) in connection with the offering of such Notes (which, for the avoidance of doubt, shall not include information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X,

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Compensation Discussion and Analysis required by Regulation S-K Item 402(b), or other information or financial data customarily excluded from a Rule 144A offering memorandum and you shall have no obligation to provide (i) any financial information (other than the financial statements referenced in numbered paragraphs 4 and 5 above) concerning Parent or the Target that Parent or the Target does not maintain in the ordinary course of business, (ii) any other information not reasonably available to either of the Parent or the Target under its current reporting systems or (iii) information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Target or any of your respective affiliates (provided that in the event that you do not provide information pursuant to clause (iii), you shall provide notice to the Investment Bank that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege), unless any such information referred to in clause (i), (ii) or (iii) above would be required to ensure that any offering document would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading); provided that this condition shall be deemed satisfied if such offering memorandum excludes sections that would customarily be provided by the Investment Bank (including a “Description of Notes”), but is otherwise complete (collectively, the “Offering Memorandum”). If you reasonably believe that you have delivered a suitable Offering Memorandum, you may deliver to the Lead Arrangers written notice to that effect (stating when you believe you completed such delivery), in which case you will be deemed to have delivered a suitable Offering Memorandum, unless the Lead Arrangers in good faith reasonably believe that you have not done so and, within two business days after their receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with reasonable specificity what portions of the Offering Memorandum are missing or unsuitable). You shall have afforded the Investment Bank at least 15 consecutive calendar days following the satisfaction of the condition set forth in the first sentence of this paragraph 9 (and throughout which such condition remains satisfied (it being understood that the Offering Memorandum may be updated during such period with more recent financial statements and related financial data in order to ensure such condition remains satisfied throughout such period)) to seek to offer and sell or privately place the Notes with qualified purchasers thereof (such 15 calendar day period, the “Notes Marketing Period”); provided that (x) if the Notes Marketing Period has not ended prior to August 22, 2015, then it will not commence until September 8, 2015, (y) if the Notes Marketing Period has not ended prior to December 18, 2015, then it will not commence until January 4, 2016, and (z) the Notes Marketing period shall not be required to be consecutive to the extent it would include November 26, 2015 through November 29, 2015 and July 3, 2015 through July 5, 2015 (which dates shall be excluded for purposes of the 15 consecutive calendar day period) (clauses (x), (y) and (z), collectively, the “Blackout Dates”); provided that to the extent that the Notes are issued less than 15 calendar days following the satisfaction of the conditions set forth in the first sentence of this paragraph 9 and in an amount at least equal to the then outstanding commitments in respect of the Bridge Facility, the Notes Marketing Period shall be deemed to have been completed.

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10. You shall have afforded the Initial Lenders one period of at least 15 consecutive calendar days (the “Bank Marketing Period”) to syndicate the Incremental Term Loan Facility following their receipt of the earlier of the delivery of (i) the historical and pro forma financial statements referenced in numbered paragraphs 4 and 5 above and (ii) the Information Memorandum, subject to the analogous Blackout Dates; provided that to the extent that the Incremental Term Loan Facility is fully syndicated less than 15 calendar days following the satisfaction of the conditions set forth in the first sentence of this paragraph 10, the Bank Marketing Period shall be deemed to have been completed.

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ANNEX I to

EXHIBIT D

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of             , a                           (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the Credit Agreement, dated as of                     , among              (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

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For the period from the date hereof through the Maturity Date, Borrower and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e) “Do not have Unreasonably Small Capital”

Borrower and its subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section      of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of Borrower, I am familiar with the financial condition of Borrower and its subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Borrower and its subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Borrower and its subsidiaries taken as a whole exceeds their Liabilities; (iii) Borrower and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

* * *

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IN WITNESS WHEREOF, Borrower has caused this certificate to be executed on its behalf by chief financial officer as of the date first written above.

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By:
Name:
Title:

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